EXHIBIT 99.1

ENTERPRISE FINANCIAL REPORTS SECOND QUARTER 2017 RESULTS

Reported Second Quarter Highlights

•	Net income of $0.50 per diluted share

•	Return on average assets of 0.96%

•	Completed systems conversion of Jefferson County Bancshares, Inc. ("JCB")

Second Quarter Core Highlights1

•	Net income of $0.56 per diluted share

•	Return on average assets of 1.06%

•	Net interest margin expanded 13 basis points to 3.76%

•	Efficiency ratio decreased to 54.5%

St. Louis, Mo. July 24, 2017 – Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $12.0 million for the quarter ended June 30, 2017, a decrease of $0.4 million, or 4% and 3%, as compared to the linked first quarter and prior year quarter, respectively. Net income per diluted share was $0.50 for the quarter ended June 30, 2017, a decrease of $0.06 and $0.11, compared to $0.56 and $0.61 per diluted share for the linked first quarter and prior year period, respectively. The decrease primarily resulted from merger related expenses from the acquisition of JCB along with an increase in provision for loan losses.

On a core basis1, the Company reported net income of $13.2 million, or $0.56 per diluted share, for the quarter ended June 30, 2017, compared to $13.1 million, or $0.59 per diluted share, in the linked first quarter. Second quarter 2017 core net income increased 33% from $9.9 million for the prior year period, and diluted core earnings per share grew 14% from $0.49 for the prior year period.  The diluted earnings per share increase of $0.07 was primarily due to higher levels of core net interest income from continued growth in earning asset balances combined with 24 basis points of core net interest margin expansion. The earnings per share contribution from this growth was partially offset by a higher provision for portfolio loan losses. The Company recorded a provision for portfolio loan losses of $3.6 million in the second quarter, primarily resulting from a chargeoff on a single C&I relationship. Additionally, the acquisition of JCB contributed to the growth of both linked-quarter and year-over-year core net income.

The Company's Board of Directors approved the Company’s quarterly dividend of $0.11 per common share, payable on September 29, 2017 to shareholders of record as of September 15, 2017.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, "The second quarter was highlighted by 42% growth in our core net interest income over the prior year, as well as core net interest margin expansion. Core return on average assets was 1.06% for the second quarter and stands at 1.11% for the first half of the year. Additionally, the successful conversion of Jefferson County Bancshares’ systems during the quarter demonstrates the talent of our associates, and in my view, this has been an outstanding acquisition and integration."
Lally added, "We have seen continued growth from our Specialty Lending, Kansas City, and Arizona markets, and despite continued competitive pressures in St. Louis, we are comfortable with our ability to leverage our market position to achieve our stated growth objectives. Our performance year-to-date highlights both the importance of our diversified business model and also the strength we have built in our core earnings in recent years."

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Net Interest Income

Net interest income in the second quarter increased $7.0 million from the linked first quarter, and $11.9 million from the prior year period due to a full quarter impact of the acquisition of JCB, strong growth in portfolio loan balances funded principally with core deposits and an increase in core net interest margin discussed below. Net interest margin, on a fully tax equivalent basis, was 3.98% for the second quarter, compared to 3.73% in the linked first quarter, and 3.93% in the second quarter of 2016. Net interest margin increased primarily from the impact of higher interest rates on our asset sensitive balance sheet.

The yield on Portfolio loans improved to 4.63% in the second quarter, an increase of 18 basis points from the linked first quarter, and 43 basis points from the prior year quarter. The increase was primarily due to the effect of increasing interest rates on our variable rate loan portfolio. The cost of total deposits was limited to a two basis point increase in the linked quarter and a five basis point increase from the prior year quarter. The cost of interest-bearing liabilities increased four basis points to 0.69% in the second quarter of 2017 from 0.65% in the linked first quarter, and is 19 basis points higher than 0.50% in the second quarter of 2016. The increases were due to the issuance of $50 million of subordinated debt issued November 1, 2016, the acquisition of JCB, and the impact of rising interest rates on the Company's borrowed funds.

Core net interest margin1, (fully tax equivalent), excludes incremental accretion on non-core acquired loans. See the table below for a quarterly comparison.

	For the Quarter ended
($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Core net interest income[1]	43,049	37,567	32,175	31,534	30,212
Core net interest margin[1]	3.76%	3.63%	3.44%	3.54%	3.52%

Core net interest income1 increased by $5.5 million to $43.0 million, or 15% compared to the linked quarter, and increased $12.8 million, or 42%, compared to the prior year period due to strong portfolio loan growth funded by core deposits and from the acquisition of JCB. Core net interest margin1 increased 13 basis points to 3.76% from the linked quarter primarily from the aforementioned increase in portfolio loan yield as well as controlled deposit costs. Core net interest margin expanded 24 basis points from the prior year quarter, primarily due to loan growth improving the earning asset mix, combined with increased yield on portfolio loans out-pacing the increase to borrowing costs. Core net interest margin also increased modestly compared to both periods as a result of JCB purchase accounting adjustments. The Company continues to manage its balance sheet to grow core net interest income and expects to maintain core net interest margin over the coming quarters; however, pressure on funding costs could negate the expected trends in core net interest margin.

Portfolio Loans

Note: Non-core acquired loans were those acquired from the FDIC and were previously covered by shared-loss agreements. These loans continue to be accounted for as purchased credit impaired loans. Approximately $48 million of loans in JCB's portfolio are also accounted for as purchased credit impaired loans. However, all loans acquired from JCB are included in portfolio loans.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The following table presents Portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
		March 31, 2017
($ in thousands)	June 30, 2017	JCB	Legacy Enterprise	Consolidated	Dec 31, 2016	Sept 30, 2016	June 30, 2016
Enterprise value lending	$433,766	$—	$429,957	$429,957	$388,798	$394,923	$353,915
C&I - general	894,787	79,021	810,781	889,802	794,451	755,829	737,904
Life insurance premium financing	317,848	—	312,335	312,335	305,779	298,845	295,643
Tax credits	149,941	—	141,770	141,770	143,686	149,218	152,995
CRE, construction, and land development	1,563,131	465,736	1,074,908	1,540,644	1,089,498	1,044,827	971,130
Residential real estate	348,678	121,232	239,080	360,312	240,760	233,960	211,155
Consumer and other	150,812	12,420	165,732	178,152	155,420	160,103	161,167
Portfolio loans	$3,858,963	$678,409	$3,174,563	$3,852,972	$3,118,392	$3,037,705	$2,883,909

Portfolio loan yield	4.63%			4.45%	4.24%	4.25%	4.20%

Portfolio loans were $3.9 billion at June 30, 2017, increasing $6 million when compared to the linked quarter. On a year over year basis, portfolio loans increased $975 million, of which $297 million was organic loan growth and $678 million was from the acquisition of JCB, principally in the CRE, construction, and land development, and residential real estate categories. The Company expects continued loan growth, excluding the acquisition of JCB, at or above 10% for 2017.

The Company continues to focus on originating high-quality Commercial and Industrial ("C&I") relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loans increased $22 million during the second quarter of 2017 from the linked first quarter and represented 47% of the Company's loan portfolio at June 30, 2017.

Since June 30, 2016, C&I loans have grown organically by $177 million, or 11%. C&I loan growth supports management's efforts to maintain the Company's asset sensitive interest rate risk position. At June 30, 2017, 57% of Portfolio loans had variable interest rates, as compared to 56% at March 31, 2017 and 64% at June 30, 2016. The change to prior year is due to the acquisition of JCB; however, the Company remains modestly asset sensitive to interest rate increases.

Non-Core Acquired Loans

Non-core acquired loans totaled $35.8 million at June 30, 2017, a decrease of $2.3 million, or 24% on an annualized basis, from the linked first quarter, and $20.7 million, or 37%, from the prior year period, primarily as a result of principal payments and loan payoffs.

Non-core acquired loans contributed $1.7 million of net earnings in the second quarter of 2017, compared to $0.7 million in the linked first quarter. At June 30, 2017, the remaining accretable yield on the portfolio was estimated to be $12 million and the non-accretable difference was approximately $16 million. Accelerated cash flows and other incremental accretion from Purchase Credit Impaired ("PCI") loans was $2.6 million for the quarter ended June 30, 2017, $1.1 million for the linked quarter, and $3.6 million for the prior year quarter. The Company estimates 2017 income from accelerated cash flows and other incremental accretion to be between $6 million and $8 million.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Asset Quality: The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Nonperforming loans	$13,081	$13,847	$14,905	$19,942	$12,813
Other real estate	529	2,925	980	2,959	4,901
Nonperforming assets	$13,610	$16,772	$15,885	$22,901	$17,714
Nonperforming loans to portfolio loans	0.34%	0.36%	0.48%	0.66%	0.44%
Nonperforming assets to total assets	0.27%	0.33%	0.39%	0.59%	0.47%
Allowance for portfolio loan losses to portfolio loans	0.96%	1.03%	1.20%	1.23%	1.23%
Net charge-offs (recoveries)	$6,104	$(56)	$897	$1,038	$(409)

At June 30, 2017, nonperforming loans were 0.34% of Portfolio loans, and nonperforming assets were 0.27% of total assets. Nonperforming loans decreased 6% to $13.1 million at June 30, 2017, from $13.8 million at March 31, 2017, and increased 2% from $12.8 million at June 30, 2016. Other real estate balances decreased $2.4 million due to the sale of multiple properties. During the quarter ended June 30, 2017, non-performing loan activity included 14 new relationships representing $6.1 million, $0.3 million in advances, and $0.9 million of other principal reductions. Additionally, there was a $5.6 million charge off on a single relationship.

The Company recorded provision for portfolio loan losses of $3.6 million compared to $1.5 million in the linked quarter and $0.7 million in the prior year period.  The provision is reflective of the previously mentioned chargeoff and reserve increase on a single nonperforming relationship, growth in the portfolio, and maintaining a prudent credit risk posture. The allowance for portfolio loan losses to portfolio loans was 0.96% at June 30, 2017, or 1.14% on a proforma basis excluding the acquisition of JCB.

Deposits

The following table presents deposits broken out by type:

	At the Quarter ended
		March 31, 2017
($ in thousands)	June 30, 2017	JCB	Legacy Enterprise	Consolidated	June 30, 2016
Noninterest-bearing accounts	1,019,064	168,775	868,226	1,037,001	753,173
Interest-bearing transaction accounts	803,104	96,207	748,568	844,775	628,505
Money market and savings accounts	1,506,001	371,000	1,172,737	1,543,737	1,124,528
Brokered certificates of deposit	133,606	—	145,436	145,436	166,507
Other certificates of deposit	459,476	138,012	322,659	460,671	355,523
Total deposit portfolio	$3,921,251	$773,994	$3,257,626	$4,031,620	$3,028,236

Total deposits at June 30, 2017 were $3.9 billion, a decrease of $110 million, or 3% from March 31, 2017, and an increase of $0.9 billion, or 29%, from June 30, 2016. Of the increase, $774 million is attributed to the acquisition of JCB. Core deposits, defined as total deposits excluding time deposits, were $3.3 billion at June 30, 2017, a decrease of $97.3 million, or 3% from the linked quarter, and an increase of $822 million, or 33%, when compared to the prior year period. The overall positive trends from the prior year in deposits reflect continued progress across our business lines, expected seasonality, and the acquisition of JCB. The decrease in the current quarter was primarily due to several large clients deploying portions of their excess liquidity as well as seasonal declines across all regions.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Noninterest-bearing deposits decreased $18 million compared to March 31, 2017, and increased $266 million compared to June 30, 2016. The composition of noninterest-bearing deposits remained relatively stable at 26% of total deposits at June 30, 2017, compared to March 31, 2017 and June 30, 2016. The total cost of deposits expanded two basis points to 0.41% compared to 0.39% at March 31, 2017, and increased five basis points since June 30, 2016.

Noninterest Income

Total noninterest income was $7.9 million for the quarter ended June 30, 2017. Deposit service charges for the second quarter of 2017 of $2.8 million grew 12% when compared to the linked quarter, and grew 29% when compared to the prior year quarter, due primarily to the acquisition of JCB and growth in client base. Wealth management revenues for the second quarter of 2017 of $2.1 million grew 12% when compared to the linked first quarter, and a 25% increase when compared to the prior year period, also due to the JCB acquisition and addition of new clients.

Trust assets under management were $1.3 billion at June 30, 2017, an increase of $50 million, or 4%, when compared to March 31, 2017, and an increase of $383 million, or 43%, when compared to the prior year period. The increase from the linked quarter was primarily due to market appreciation and new customers.

Other noninterest income increased 27% to $3.0 million compared to the linked quarter, and increased 29% from the prior year period. The increase from the linked and prior year quarter was primarily due to fees earned from card products and swap fee income.

Noninterest Expenses

Noninterest expenses were $32.7 million for the quarter ended June 30, 2017, compared to $26.7 million for the quarter ended March 31, 2017, and $21.4 million for the quarter ended June 30, 2016. Noninterest expenses for the quarter included $4.5 million of merger related expenses compared to $1.7 million in the linked first quarter. Core noninterest expenses1 were $27.8 million for the quarter ended June 30, 2017, compared to $24.9 million for the linked quarter, and $20.4 million for the prior year period. The increase from the linked quarter was primarily due to adding a full quarter of the expense base of JCB.

The Company's Core efficiency ratio1 decreased to 54.5% for the quarter ended June 30, 2017, compared to 56.0% for the linked quarter, and 56.3% for the prior year period, and reflects continuing efforts to leverage its expense base. The conversion of JCB's core systems was completed late in the second quarter. As a result of eliminating the duplicate systems, the Company expects to achieve additional cost savings from the JCB transaction throughout 2017. The Company anticipates core expenses, which exclude merger related costs, to be between $25 and $28 million per quarter for the rest of 2017.

Income Taxes

The Company's effective tax rate was 31.7% for the quarter ended June 30, 2017 compared to 29.2% for the quarter ended March 31, 2017, and 35.3% for the quarter ended June 30, 2016. The increase in the quarter resulted primarily from lower excess tax benefits from equity compensation awards due to a new accounting standard adopted this year. Under the new accounting standard, such benefits are recorded discretely within income tax expense rather than directly to shareholders' equity.

Capital

The total risk based capital ratio1 was 12.83% at June 30, 2017, compared to 12.76% at March 31, 2017, and 12.16% at June 30, 2016. The Company's Common equity tier 1 capital ratio1 was 9.33% at June 30, 2017, compared to 9.20% at March 31, 2017, and 9.38% at June 30, 2016. The tangible common equity ratio1 was 8.56% at June 30, 2017, versus 8.28% at March 31, 2017, and 9.08% at June 30, 2016.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income and net interest margin, and other Core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude the gain or loss on sale of other real estate from non-core acquired loans, and expenses directly related to non-core acquired loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs, merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, July 25, 2017. During the call, management will review the second quarter of 2017 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-888-428-9505 (Conference ID #4746699.) A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit http://bit.ly/EFSC2QEarnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Forward-looking Statements

Readers should note that, in addition to the historical information contained herein, this press release contains "forward-looking statements" within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about the Company's plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company's plans, objectives, expectations or consequences of announced transactions. The Company uses words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," "anticipate," and “intend”, and variations of such words and similar expressions, in this communication to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company's ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2016 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Six Months ended
($ in thousands, except per share data)	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
EARNINGS SUMMARY
Net interest income	$45,633	$38,642	$35,454	$33,830	$33,783	$84,275	$66,211
Provision for portfolio loan losses	3,623	1,533	964	3,038	716	5,156	1,549
Provision reversal for purchased credit impaired loan losses	(207)	(148)	(343)	(1,194)	(336)	(355)	(409)
Noninterest income	7,934	6,976	9,029	6,976	7,049	14,910	13,054
Noninterest expense	32,651	26,736	23,181	20,814	21,353	59,387	42,115
Income before income tax expense	17,500	17,497	20,681	18,148	19,099	34,997	36,010
Income tax expense	5,545	5,106	7,053	6,316	6,747	10,651	12,633
Net income	$11,955	$12,391	$13,628	$11,832	$12,352	$24,346	$23,377

Diluted earnings per share	$0.50	$0.56	$0.67	$0.59	$0.61	$1.06	$1.16
Return on average assets	0.96%	1.10%	1.36%	1.23%	1.33%	1.02%	1.27%
Return on average common equity	8.78%	10.65%	14.04%	12.46%	13.57%	9.64%	13.02%
Return on average tangible common equity	11.49%	12.96%	15.33%	13.64%	14.91%	12.20%	14.34%
Net interest margin (fully tax equivalent)	3.98%	3.73%	3.79%	3.80%	3.93%	3.86%	3.90%
Efficiency ratio	60.95%	58.61%	52.11%	51.01%	52.29%	59.87%	53.13%

CORE PERFORMANCE SUMMARY (NON-GAAP)[1]
Net interest income	$43,049	$37,567	$32,175	$31,534	$30,212	$80,616	$59,806
Provision for portfolio loan losses	3,623	1,533	964	3,038	716	5,156	1,549
Noninterest income	7,934	6,976	7,849	6,828	6,105	14,910	12,110
Noninterest expense	27,798	24,946	21,094	20,242	20,446	52,744	40,881
Income before income tax expense	19,562	18,064	17,966	15,082	15,155	37,626	29,486
Income tax expense	6,329	4,916	6,021	5,142	5,237	11,245	10,134
Net income	$13,233	$13,148	$11,945	$9,940	$9,918	$26,381	$19,352

Diluted earnings per share	$0.56	$0.59	$0.59	$0.49	$0.49	$1.15	$0.96
Return on average assets	1.06%	1.17%	1.19%	1.04%	1.07%	1.11%	1.06%
Return on average common equity	9.72%	11.29%	12.31%	10.47%	10.89%	10.44%	10.78%
Return on average tangible common equity	12.72%	13.75%	13.44%	11.46%	11.98%	13.22%	11.87%
Net interest margin (fully tax equivalent)	3.76%	3.63%	3.44%	3.54%	3.52%	3.70%	3.53%
Efficiency ratio	54.52%	56.01%	52.70%	52.77%	56.30%	55.21%	56.85%

[1] Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Six Months ended
($ in thousands, except per share data)	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$51,542	$43,740	$39,438	$37,293	$37,033	$95,282	$72,493
Total interest expense	5,909	5,098	3,984	3,463	3,250	11,007	6,282
Net interest income	45,633	38,642	35,454	33,830	33,783	84,275	66,211
Provision for portfolio loan losses	3,623	1,533	964	3,038	716	5,156	1,549
Provision reversal for purchased credit impaired loans	(207)	(148)	(343)	(1,194)	(336)	(355)	(409)
Net interest income after provision for loan losses	42,217	37,257	34,833	31,986	33,403	79,474	65,071

NONINTEREST INCOME
Deposit service charges	2,816	2,510	2,184	2,200	2,188	5,326	4,231
Wealth management revenue	2,054	1,833	1,729	1,694	1,644	3,887	3,306
State tax credit activity, net	9	246	1,748	228	153	255	671
Gain (loss) on sale of other real estate	17	—	1,235	(226)	706	17	828
Gain on sale of investment securities	—	—	—	86	—	—	—
Other income	3,038	2,387	2,133	2,994	2,358	5,425	4,018
Total noninterest income	7,934	6,976	9,029	6,976	7,049	14,910	13,054

NONINTEREST EXPENSE
Employee compensation and benefits	15,798	15,208	12,448	12,091	12,660	31,656	25,307
Occupancy	2,265	1,929	1,892	1,705	1,609	4,208	3,292
Merger related expenses	4,480	1,667	—	—	—	6,147	—
Other	10,108	7,932	8,841	7,018	7,084	17,376	13,516
Total noninterest expense	32,651	26,736	23,181	20,814	21,353	59,387	42,115

Income before income tax expense	17,500	17,497	20,681	18,148	19,099	34,997	36,010
Income tax expense	5,545	5,106	7,053	6,316	6,747	10,651	12,633
Net income	$11,955	$12,391	$13,628	$11,832	$12,352	$24,346	$23,377

Basic earnings per share	$0.51	$0.57	$0.68	$0.59	$0.62	$1.07	$1.17
Diluted earnings per share	0.50	0.56	0.67	0.59	0.61	1.06	1.16

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
($ in thousands)	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
BALANCE SHEETS
ASSETS
Cash and due from banks	$77,815	$73,387	$54,288	$56,789	$50,370
Interest-earning deposits	41,419	138,309	145,494	63,690	60,926
Debt and equity investments	727,975	697,143	556,100	540,429	538,431
Loans held for sale	4,285	5,380	9,562	7,663	9,669

Portfolio loans	3,858,962	3,852,972	3,118,392	3,037,705	2,883,909
Less: Allowance for loan losses	36,673	39,148	37,565	37,498	35,498
Portfolio loans, net	3,822,289	3,813,824	3,080,827	3,000,207	2,848,411
Non-core acquired loans, net of the allowance for loan losses	30,682	32,615	33,925	41,016	47,978
Total loans, net	3,852,971	3,846,439	3,114,752	3,041,223	2,896,389

Other real estate	529	2,925	980	2,959	4,901
Fixed assets, net	33,987	34,291	14,910	14,498	14,512
State tax credits, held for sale	35,247	35,431	38,071	44,180	44,918
Goodwill	116,186	113,886	30,334	30,334	30,334
Intangible assets, net	12,458	11,758	2,151	2,357	2,589
Other assets	135,824	147,277	114,686	105,522	108,626
Total assets	$5,038,696	$5,106,226	$4,081,328	$3,909,644	$3,761,665

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$1,019,064	$1,037,001	$866,756	$762,155	$753,173
Interest-bearing deposits	2,902,187	2,994,619	2,366,605	2,362,670	2,275,063
Total deposits	3,921,251	4,031,620	3,233,361	3,124,825	3,028,236
Subordinated debentures	118,080	118,067	105,540	56,807	56,807
Federal Home Loan Bank advances	200,992	151,115	—	129,000	78,000
Other borrowings	217,180	235,052	276,980	190,022	200,362
Other liabilities	32,440	32,451	78,349	27,892	26,631
Total liabilities	4,489,943	4,568,305	3,694,230	3,528,546	3,390,036
Shareholders' equity	548,753	537,921	387,098	381,098	371,629
Total liabilities and shareholders' equity	$5,038,696	$5,106,226	$4,081,328	$3,909,644	$3,761,665

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands)	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
LOAN PORTFOLIO
Commercial and industrial	$1,796,342	$1,773,864	$1,632,714	$1,598,815	$1,540,457
Commercial real estate	1,275,771	1,243,479	894,956	855,971	799,352
Construction real estate	287,360	297,165	194,542	188,856	171,778
Residential real estate	348,678	360,312	240,760	233,960	211,155
Consumer and other	150,812	178,152	155,420	160,103	161,167
Total portfolio loans	3,858,963	3,852,972	3,118,392	3,037,705	2,883,909
Non-core acquired loans	35,807	38,092	39,769	47,449	56,529
Total loans	$3,894,770	$3,891,064	$3,158,161	$3,085,154	$2,940,438

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,019,064	$1,037,001	$866,756	$762,155	$753,173
Interest-bearing transaction accounts	803,104	844,775	731,539	633,100	628,505
Money market and savings accounts	1,506,001	1,543,737	1,161,907	1,241,725	1,124,528
Brokered certificates of deposit	133,606	145,436	117,145	137,592	166,507
Other certificates of deposit	459,476	460,671	356,014	350,253	355,523
Total deposit portfolio	$3,921,251	$4,031,620	$3,233,361	$3,124,825	$3,028,236

AVERAGE BALANCES
Portfolio loans	$3,839,266	$3,504,910	$3,067,124	$2,947,949	$2,868,430
Non-core acquired loans	36,767	39,287	42,804	53,198	59,110
Loans held for sale	4,994	6,547	6,273	10,224	6,102
Debt and equity investments	667,781	637,226	527,601	527,516	528,120
Interest-earning assets	4,641,198	4,259,198	3,767,272	3,589,080	3,506,801
Total assets	5,017,213	4,573,588	3,993,132	3,814,918	3,734,192
Deposits	3,909,600	3,568,759	3,242,561	3,069,156	2,931,888
Shareholders' equity	546,282	472,077	386,147	377,861	366,132
Tangible common equity	417,239	387,728	353,563	345,061	333,093

YIELDS (fully tax equivalent)
Portfolio loans	4.63%	4.45%	4.24%	4.25%	4.20%
Non-core acquired loans	34.79%	17.24%	37.07%	23.07%	30.07%
Total loans	4.92%	4.59%	4.69%	4.58%	4.72%
Debt and equity investments	2.51%	2.49%	2.22%	2.25%	2.28%
Interest-earning assets	4.49%	4.21%	4.21%	4.18%	4.30%
Interest-bearing deposits	0.55%	0.53%	0.49%	0.49%	0.47%
Total deposits	0.41%	0.39%	0.37%	0.37%	0.36%
Subordinated debentures	4.37%	4.19%	3.64%	2.59%	2.56%
Borrowed funds	0.64%	0.49%	0.27%	0.32%	0.35%
Cost of paying liabilities	0.69%	0.65%	0.58%	0.52%	0.50%
Net interest margin	3.98%	3.73%	3.79%	3.80%	3.93%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except % and per share data)	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
ASSET QUALITY
Net charge-offs (recoveries)[1]	$6,104	$(56)	$897	$1,038	$(409)
Nonperforming loans[1]	13,081	13,847	14,905	19,942	12,813
Classified assets	93,795	86,879	93,452	101,545	87,532
Nonperforming loans to total loans[1]	0.34%	0.36%	0.48%	0.66%	0.44%
Nonperforming assets to total assets[2]	0.27%	0.33%	0.39%	0.59%	0.47%
Allowance for loan losses to total loans[1]	0.96%	1.03%	1.20%	1.23%	1.23%
Allowance for loan losses to nonperforming loans[1]	280.4%	282.7%	252.0%	188.0%	277.0%
Net charge-offs (recoveries) to average loans (annualized)[1]	0.64%	(0.01)%	0.12%	0.14%	(0.06)%

WEALTH MANAGEMENT
Trust assets under management	$1,279,836	$1,229,383	$1,033,577	$929,946	$897,322
Trust assets under administration	2,024,958	1,875,424	1,652,471	1,535,033	1,490,389

MARKET DATA
Book value per common share	$23.37	$22.95	$19.31	$19.07	$18.60
Tangible book value per common share	$18.01	$17.59	$17.69	$17.43	$16.95
Market value per share	$40.80	$42.40	$43.00	$31.25	$27.89
Period end common shares outstanding	23,485	23,438	20,045	19,988	19,979
Average basic common shares	23,475	21,928	20,009	19,997	20,003
Average diluted common shares	23,732	22,309	20,309	20,224	20,216

CAPITAL
Total risk-based capital to risk-weighted assets	12.83%	12.76%	13.48%	12.01%	12.16%
Tier 1 capital to risk-weighted assets	10.81%	10.68%	10.99%	10.82%	10.92%
Common equity tier 1 capital to risk-weighted assets	9.33%	9.20%	9.52%	9.33%	9.38%
Tangible common equity to tangible assets	8.56%	8.28%	8.76%	8.99%	9.08%

[1] Excludes loans accounted for as Purchased credit impaired loans
[2] Excludes non-core acquired loans and related assets, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Six Months ended
($ in thousands, except per share data)	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
CORE PERFORMANCE MEASURES
Net interest income	$45,633	$38,642	$35,454	$33,830	$33,783	$84,275	$66,211
Less: Incremental accretion income	2,584	1,075	3,279	2,296	3,571	3,659	6,405
Core net interest income	43,049	37,567	32,175	31,534	30,212	80,616	59,806

Total noninterest income	7,934	6,976	9,029	6,976	7,049	14,910	13,054
Less: Gain (loss) on sale of other real estate from non-core acquired loans	—	—	1,085	(225)	705	—	705
Less: Other income from non-core acquired assets	—	—	95	287	239	—	239
Less: Gain on sale of investment securities	—	—	—	86	—	—	—
Core noninterest income	7,934	6,976	7,849	6,828	6,105	14,910	12,110

Total core revenue	50,983	44,543	40,024	38,362	36,317	95,526	71,916

Provision for portfolio loan losses	3,623	1,533	964	3,038	716	5,156	1,549

Total noninterest expense	32,651	26,736	23,181	20,814	21,353	59,387	42,115
Less: Other expenses related to non-core acquired loans	(16)	123	172	270	325	107	652
Less: Executive severance	—	—	—	—	332	—	332
Less: Facilities disposal	389	—	1,040	—	—	389	—
Less: Merger related expenses	4,480	1,667	1,084	302	—	6,147	—
Less: Other non-core expenses	—	—	(209)	—	250	—	250
Core noninterest expense	27,798	24,946	21,094	20,242	20,446	52,744	40,881

Core income before income tax expense	19,562	18,064	17,966	15,082	15,155	37,626	29,486
Core income tax expense[1]	6,329	4,916	6,021	5,142	5,237	11,245	10,134
Core net income	$13,233	$13,148	$11,945	$9,940	$9,918	$26,381	$19,352

Core diluted earnings per share	$0.56	$0.59	$0.59	$0.49	$0.49	$1.15	$0.96
Core return on average assets	1.06%	1.17%	1.19%	1.04%	1.07%	1.11%	1.06%
Core return on average common equity	9.72%	11.29%	12.31%	10.47%	10.89%	10.44%	10.78%
Core return on average tangible common equity	12.72%	13.75%	13.44%	11.46%	11.98%	13.22%	11.87%
Core efficiency ratio	54.52%	56.01%	52.70%	52.77%	56.30%	55.21%	56.85%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$46,096	$39,147	$35,884	$34,263	$34,227	$85,243	$67,114
Less: Incremental accretion income	2,584	1,075	3,279	2,296	3,571	3,659	6,405
Core net interest income	$43,512	$38,072	$32,605	$31,967	$30,656	$81,584	$60,709

Average earning assets	$4,641,198	$4,259,198	$3,767,272	$3,589,080	$3,506,801	$4,451,253	$3,460,296
Reported net interest margin	3.98%	3.73%	3.79%	3.80%	3.93%	3.86%	3.90%
Core net interest margin	3.76%	3.63%	3.44%	3.54%	3.52%	3.70%	3.53%

[1]Non-core income tax expense calculated at 38% of non-core pretax income plus an estimate of taxes payable related to non-deductible JCB acquisition costs.

	At the Quarter ended
($ in thousands)	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016
REGULATORY CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$548,753	$537,921	$387,098	$381,098	$371,629
Less: Goodwill	116,186	113,886	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities	6,179	5,832	800	873	958
Less: Unrealized gains (losses)	329	(1,174)	(1,741)	4,668	5,517
Plus: Other	12	12	24	24	23
Common equity tier 1 capital	426,071	419,389	357,729	345,247	334,843
Plus: Qualifying trust preferred securities	67,600	67,600	55,100	55,100	55,100
Plus: Other	48	48	36	35	35
Tier 1 capital	493,719	487,037	412,865	400,382	389,978
Plus: Tier 2 capital	91,874	94,700	93,484	44,006	44,124
Total risk-based capital	$585,593	$581,737	$506,349	$444,388	$434,102

Total risk-weighted assets	$4,565,832	$4,557,860	$3,757,161	$3,699,757	$3,570,437

Common equity tier 1 capital to risk-weighted assets	9.33%	9.20%	9.52%	9.33%	9.38%
Tier 1 capital to risk-weighted assets	10.81%	10.69%	10.99%	10.82%	10.92%
Total risk-based capital to risk-weighted assets	12.83%	12.76%	13.48%	12.01%	12.16%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$548,753	$537,921	$387,098	$381,098	$371,629
Less: Goodwill	116,186	113,886	30,334	30,334	30,334
Less: Intangible assets	12,458	11,758	2,151	2,357	2,589
Tangible common equity	$420,109	$412,277	$354,613	$348,407	$338,706

Total assets	$5,038,696	$5,106,226	$4,081,328	$3,909,644	$3,761,665
Less: Goodwill	116,186	113,886	30,334	30,334	30,334
Less: Intangible assets	12,458	11,758	2,151	2,357	2,589
Tangible assets	$4,910,052	$4,980,582	$4,048,843	$3,876,953	$3,728,742

Tangible common equity to tangible assets	8.56%	8.28%	8.76%	8.99%	9.08%